Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 11
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

We are a self-managed, fully integrated mortgage banking company that owns and manages a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company. We have elected to be taxed as a real estate investment trust for federal income tax purposes.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” On March 28, 2006, the last reported sale price of our common stock was $12.08 per share. The following table sets forth, for the first, second, third and fourth quarters of 2005 and the first quarter of 2006 (through March 28, 2006), the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$17.00	$13.96
Second Quarter	$14.58	$12.00
Third Quarter	$15.20	$11.22
Fourth Quarter	$12.41	$9.68
2006
First Quarter (through March 28, 2006)	$13.80	$10.85

Attached hereto and incorporated by reference herein is our two Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 29, 2006. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005, Prospectus Supplement No. 1 dated May 16, 2005, Prospectus Supplement No. 2 dated July 5, 2005, Prospectus Supplement No. 3 dated August 15, 2005, Prospectus Supplement No. 4 dated October 21, 2005, Prospectus Supplement No. 5 dated November 14, 2005, Prospectus Supplement No. 6 dated November 30, 2005, Prospectus Supplement No. 7 dated December 13, 2005, Prospectus Supplement No. 8 dated January 5, 2006, Prospectus Supplement No. 9 dated January 19, 2006 and Prospectus Supplement No. 10 dated February 28, 2006 with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

See “Risk Factors” beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 29, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 23, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 23, 2006, Fieldstone Mortgage Investment Corporation (“FMIC”), a wholly owned subsidiary of Fieldstone Investment Corporation (the “Company”), closed a securitization and the related offering of approximately $926.9 million of notes by Fieldstone Mortgage Investment Trust, 2006-1 (the “Trust”).  The securitization involved the issuance of three classes of senior notes and eleven classes of subordinated notes.  The Company retained the Class M10 and M11 notes, which collectively represents approximately $22.9 million in principal amount.  The securitization is structured as an on balance sheet financing.  The notes not retained by the Company are treated as debt for both tax and financial reporting purposes.  All of the notes represent obligations of the Trust.

The securitization features credit enhancement in the form of excess interest (including net swap receipts under an interest rate swap agreement), overcollateralization, and subordination. The initial level of overcollateralization for the notes is approximately $6.1 million. In addition, the Company has made certain representations and warranties concerning the mortgage loans securing the notes. In the event of a breach of a representation or warranty with respect to a mortgage loan, the Company may be required either to repurchase such mortgage loan from the Trust or, under certain circumstances, to substitute a mortgage loan having characteristics substantially similar to the mortgage loan subject to the breach of the representation or warranty.

A copy of the press release announcing this securitization transaction is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press release dated March 23, 2006 announcing a $926.9 million asset-backed securitization.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: March 28, 2006	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 27, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

On March 27th, Fieldstone Investment Corporation (“Fieldstone”) announced that it will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission to receive an extension until April 17, 2006 to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Fieldstone is re-examining its financial statements for 2003 through 2005 and needs additional time to complete its reassessment regarding the appropriate recognition of income tax expense on inter-company transactions in 2003 and 2005 within Fieldstone’s consolidated group.

If Fieldstone makes a final determination to change its recognition of tax expense on these transactions, it would require a restatement of Fieldstone’s financial statements for the years 2003 and 2004 and for each of the first three quarters of 2005.  The full text of the press release is set forth on Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

This Current Report on Form 8-K and the information contained in Exhibit 99.1 contains forward-looking statements within the meaning of the federal securities laws.  Fieldstone believes the expectations reflected in any forward-looking statements are based on reasonable assumptions.  Fieldstone can give no assurance that its expectations will be attained and it is possible that Fieldstone’s actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties listed in Exhibit 99.1 and in Fieldstone’s other reports filed with the SEC.

Section 8 — Other Events

Item 8.01 Other Events

On March 27th, Fieldstone announced that it will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission to receive an extension until April 17, 2006 to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Fieldstone is re-examining its financial statements for 2003 through 2005 and needs additional time to complete its reassessment regarding the appropriate recognition of income tax expense on inter-company transactions in 2003 and 2005 within Fieldstone’s consolidated group.

If Fieldstone makes a final determination to change its recognition of tax expense on these transactions, it would require a restatement of Fieldstone’s financial statements for the years 2003 and 2004 and for each of the first three quarters of 2005.

Fieldstone will release its fourth quarter and year end press release on the day it files its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is expected to be filed within the extension period, on or before April 17, 2006.  Fieldstone will hold its investor call the business day following the day it files its Annual Report on Form 10-K.  The full text of the press release is set forth on Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

This Current Report on Form 8-K and the information contained in Exhibit 99.1 contains forward-looking statements within the meaning of the federal securities laws.  Fieldstone believes the expectations reflected in any forward-looking statements are based on reasonable assumptions.  Fieldstone can give no assurance that its expectations will be attained and it is possible that Fieldstone’s actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties listed in Exhibit 99.1 and in Fieldstone’s other reports filed with the SEC.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press release announcing delay in filing 2005 Form 10-K dated March 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: March 28, 2006	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release announcing delay in filing 2005 Form 10-K dated March 27, 2006

FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 11

March 29, 2006